EXHIBIT 99.2

                                February 29, 1996

Dear Shareholder:

         We are writing to advise you of some corporate organizational changes which, we believe, will aid in the growth of Proler International. We have recently announced that we have completed the separation of our three lines of business (ferrous scrap, industrial recycling and gasification) into wholly-owned corporate subsidiaries under a new holding company structure. This was accomplished on February 28, 1996. The name of your company is unchanged - we will continue to be known as Proler International Corp.

Stockholders do not have to take any action in connection with the change in corporate structure. There is no need to exchange your existing stock certificates. Outstanding shares of common stock have been automatically exchanged on a share-for-share, tax free basis into shares of the new holding company. The new shares have the same rights and terms as the old shares, and will continue to be traded on the New York Stock Exchange under the symbol "PS".

All of us in management and on the Board of Directors believe the holding company structure enhances the Company's flexibility in strategic planning and aids in the management, operation and financing of our various businesses. We now have three lines of business that will allow us to grow internally and by acquisition or, if we believe it's in our shareholders' best interest, we can sell or take these businesses public as separate companies. This structure also better matches the strategy we have been implementing the past several years. We are completing our plan to sell non-essential assets, we have repaid all our bank debt not associated with scrap inventory, we have completed a $10 million computer trim board recycling plant in Coolidge, Arizona and we have recently signed an agreement with TRW Inc. to complete the final vitrification component of Proler's $5 million gasification demonstration plant in Houston, Texas.

In connection with the adoption of this new structure, the Company has redeemed the Rights granted under the 1988 Stockholder Rights Plan at a price equal to 1/3 of 1 cent per share effective for shareholders of record on February 28, 1996. For shareholders of record, your redemption check is enclosed. For shareholders in nominee accounts, your brokerage account will be credited with your redemption payment. For your information, the Board of Directors has adopted a new 1996 Stockholder Rights Plan which is identical in terms and provisions to the terminated 1988 Plan.

We appreciate your ongoing support.

Sincerely,

/S/HERMAN PROLER                           /S/STEVEN F. GILLILAND
Herman Proler                              Steven F. Gilliland
Chairman of the Board                      President and Chief Executive Officer